As filed with the Commission on February 10, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

TC BIOPHARM (HOLDINGS) PLC

(Exact name of registrant as specified in its charter)

Scotland	8731	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TC BioPharm (North America) Inc.

c/o Business Filings, Inc.

108 West 13th Street

Wilmington, Delaware 19801

(800) 981-7183

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Hudders, Esq. Golenbock Eiseman Assor Bell & Peskoe LLP 711 Third Avenue, 17th Floor New York, NY 10017 (212) 907-7300	Joseph Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 (732) 395-4402 jlucosky@lucbro.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-260492

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☒	Accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards* provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

* The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)(6)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Ordinary shares, £0.01 par value (3)	$1,720,946	$159.54
Warrants to purchase ordinary shares (3) (4)	$4,059	$.38
Ordinary shares, £0.01 par value, issuable upon exercise of the warrants to purchase ordinary shares, at 100% of the public offering price (3) (5)	$3,474,456	$322.09
Representative’s warrants for ordinary shares (3) (4)	- nil	-nil
Ordinary shares, £0.01 par value, issuable upon exercise of the representative’s warrants at 100% of the public offering price (3) (5)	$51,629	$4.79
Total fee due		$486.80

(1)	The Registrant previously registered securities on a Registration Statement on Form F-1 (File No. 333-260492), filed by the Registrant on October 26, 2021, as amended, which was declared effective on February 10, 2022. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, to register(i) ordinary shares, (ii) warrants; (iii) ordinary shares underlying the warrants, (iv) and warrants and ordinary shares underlying warrants to be issued to the representative of the underwriters are all hereby registered.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. Includes the offering price of ordinary shares represented by American Depositary Shares, or ADSs, that the Underwriters have the option to purchase to cover over-allotments, if any.

(3)	These ordinary shares are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-262149). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the securities being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar anti-dilutive transactions.

(4)	The registration fee pursuant to Rule 457(g) under the Securities Act is paid with the ordinary shares as the warrants are only sold in tandem with an ordinary share.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(6)	These ordinary shares are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-262149). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the securities being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar anti-dilutive transactions. Includes ADSs that may be issued from time to time in payment of interest. Represents shares of the ADSs being offered for distribution by the security holders named in this registration statement.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPROATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, TC BioPharm (Holdings) plc, a company formed in Scotland (the “Registrant”), is filing this Registration Statement on Form F-1 with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-260492), which the Registrant initially filed with the Commission on October 26, 2021, as amended (as amended, the “Prior Registration Statement”), and which the Commission declared effective on February 10, 2022.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of ordinary shares and warrants offered by the Registrant by (i) additional ordinary shares, (ii) additional warrants; (iii) additional ordinary shares underlying the warrants, and (iv) additional warrants and ordinary shares underlying warrants to be issued to the representative of the underwriters. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing this amended registration statement on Form F-1 with the Securities and Exchange Commission and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glasgow, Scotland, United Kingdom, on February 10, 2022.

TC BIOPHARM (HOLDINGS) PLC

By:	/s/ Michael Leek
Dr. Michael Leek
Executive Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Leek	Executive Chairman of the Board of Directors	February 10, 2022
Dr. Michael Leek	(Principal Executive Officer)

/s/ Bryan Kobel	Chief Executive Officer and Director	February 10, 2022
Bryan Kobel

/s/ Martin Thorp	Chief Financial Officer and Director	February 10, 2022
Martin Thorp	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on February 10, 2022.

TC BioPharm (North America) Inc.

By:	/s/ Bryan Kobel
Name:	Bryan Kobel
Title:	Chief Executive Officer and Director

Authorized Representative in the United States

EXHIBIT INDEX

5.1	Opinion of Addleshaw Goddard.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Addleshaw Goddard (incorporated by reference to Exhibit 5.1)

107	Filing Fee Table.